AllianceBernstein Blended Style Series, Inc.

811 21081

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)
AllianceBernstein Blended Style Series, Inc.
US Large Cap (the Portfolio)


The Annual Meeting of Shareholders of
the AllianceBernstein Blended Style Series, Inc.
(the Fund) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011.
At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors for the Fund, the required number of outstanding shares were voted in favor of the proposal. At the January 5, 2011
Meeting, with respect to the fourth item of business, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore the proposal was not approved.
At the January 5, 2011 Meeting, with respect to the fifth item of business, changes to the fundamental policy of the Portfolio regarding commodities, and with respect to the sixth item of business, the reclassification of certain of the Funds fundamental investment objectives as non-fundamental, the required number of outstanding shares were voted in favor of the proposals, and each proposal was approved.
A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors
each such Director to serve a
a term of an indefinite duration
and until his or her successor is
duly elected and qualifies.

			Voted For 	Withheld Authority
John H. Dobkin		67,008,271	11,718,921
Michael J. Downey	67,027,498	11,699,694
William H. Foulk, Jr.	67,013,067	11,714,125
D. James Guzy		67,003,151	11,724,041
Nancy P. Jacklin	66,971,030	11,756,162
Robert M. Keith		67,002,502	11,724,689
Garry L. Moody		67,001,245	11,725,947
Marshall C. Turner, Jr.	67,004,372	11,722,820
Earl D. Weiner		66,968,278	11,758,914





4. Approve the amendment and restatement of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof the new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy
Statement as Appendix C.

Voted For	Voted Against	Abstained	Broker Non Votes
56,215,286	4,340,220	7,511,920	12,063,480


5.  Approve the Amendment of the Funds
fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker Non Votes
1,867,468	72,691		217,987		561,970


6.  Approve the reclassification of certain
of the Funds fundamental investment objectives as non fundamental.

Voted For	Voted Against	Abstained	Broker Non Votes
1,843,535	96,912		217,699		561,970


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